UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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☑   Soliciting Material Pursuant to § 240.14a-12

VITACOST.COM INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On or about May 25, 2010, Vitacost.com Inc. caused the following letter to be mailed to its stockholders.

A VERY IMPORTANT MESSAGE FOR ALL VITACOST.COM INC. STOCKHOLDERS:

DO NOT SIGN OR RETURN ANY WHITE CONSENT CARD YOU RECEIVE FROM

GREAT HILL INVESTORS, LLC, GREAT HILL EQUITY PARTNERS III, L.P.

AND GREAT HILL EQUITY PARTNERS IV, L.P.

Dear Fellow Vitacost.com Stockholder:

We are writing to you in response to the consent solicitation materials you already may have received from Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P. (collectively, “Great Hill”).  Great Hill is a dissident investor in your Company who has now turned activist and is seeking your support in its unsolicited campaign to take control of your board of directors without any payment to you or any specific plans to implement the Company’s growth and expansion or any plan to support your current management.

WHAT YOU SHOULD KNOW

You should know that in March 2010, Great Hill met with representatives of your Company and expressed Great Hill’s desire to obtain several seats on your board of directors and to purchase up to 30% of your Company’s common stock in connection with its intent to purchase shares of common stock from certain stockholders of your Company.  Although Great Hill was not intending to make an investment of any new capital in your Company, your Company, in good faith, negotiated with Great Hill regarding certain “standstill” arrangements to see if there was an appropriate framework for a mutual agreement that could be reached that would be in the best interests of all of your Company’s stockholders.  Such negotiations were unproductive and Great Hill went ahead and completed its acquisition of 19.7% of our common stock for $11.25 per share in private transactions with your Company’s former founder and certain other stockholders.  To protect the economic and other interests of all stockholders, the Company adopted a stockholder rights plan on March 24, 2010.  In subsequent discussions with Great Hill, your Company invited representatives of Great Hill to meet with your board of directors to explain the value of Great Hill’s proposed nominees and Great Hill’s plan for bringing value to the Company in the future.  Great Hill was told that its nominees would be subject to proper evaluation by the Nominating Committee/Corporate Governance Committee and the board of directors and considered together with other candidates that the Nominating Committee/Corporate Governance Committee was intending to interview as part of its previously announced search for new, experienced, qualified and independent director candidates.

Great Hill, when asked to present a business or operating plan and to meet with your board of directors to explain its specific plans to enhance stockholder value, flatly declined to do so and instead initiated its consent solicitation for control of your board of directors.

YOU WILL BE SOON RECEIVING OUR CONSENT REVOCATION MATERIALS AND GOLD CONSENT REVOCATION CARD.  For the reasons stated in our materials, we strongly urge you NOT to respond to any solicitation made by Great Hill and NOT to return its white consent card until you have had the opportunity to fully review your Company’s consent revocation materials and decide for yourself who is best serving your interests.  We intend to protect the interests of all of our stockholders and to defend your Company against Great Hill’s attempt to gain control of your board of directors.

PLEASE DISCARD AND DO NOT RETURN AND DO NOT VOTE ANY WHITE CONSENT CARD YOU RECEIVE FROM GREAT HILL.

If you have already returned the white consent card, it is not too late - - you can still protect your investment in Vitacost.com by signing, dating and returning the GOLD consent revocation card, which we will be mailing to you soon.

YOU HAVE A BOARD OF DIRECTORS THAT IS LOOKING OUT FOR THE BEST INTERESTS OF ALL OF OUR STOCKHOLDERS.

•
As we announced in April, and BEFORE Great Hill delivered its nomination letter and started its opposition campaign to take control of your board of directors, we engaged an independent executive search and consulting firm to help identify, evaluate and ultimately submit for election at our 2010 annual meeting of stockholders, several new, experienced, qualified and independent individuals to replace several members of your current board of directors.  This process is progressing and we expect to begin conducting interviews with a number of selected candidates in the next seven days.

•
Your board of directors and management are continuing to focus on improved operations.  As we announced in April, the Company recently opened a new 155,000 square foot distribution center in Las Vegas, Nevada.  This new distribution center implements new, automated technologies that we expect will materially improve productivity, create efficiencies and support our continued growth.  Also, we recently announced the groundbreaking for the expansion of our east coast manufacturing and distribution facility in Lexington, North Carolina.  This expansion will add approximately 113,000 square feet to our existing facility, increasing the total square footage to roughly 225,000.  We plan to equip the facility with a new state-of-the-art, A-frame technology that will allow us to double the number of orders processed in our distribution center from approximately 500 per hour currently to 1,000 per hour.

•
We also recently announced that we are identifying and evaluating our strategic and financial alternatives to enhance stockholder value, and we have engaged Oppenheimer & Co. as our financial advisor to assist with this process.

We vigorously oppose Great Hill’s attempts to remove a majority of your board of directors and replace them with four nominees of its choosing and urge you to discard its white consent card.

If you have any questions or need further assistance please call The Altman Group, Inc. toll free at    (800) 591-8269.

Thank you for your support.

Your Board of Directors

Additional Information and Where to Find It

In connection with a consent revocation solicitation, Vitacost.com Inc. filed a preliminary consent revocation statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on May 21, 2010.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VITACOST.COM INC. AND THE PROPOSED CONSENT REVOCATION.  The definitive consent revocation statement (when it becomes available) will be mailed to Vitacost.com Inc. stockholders.  Investors and stockholders may obtain a free copy of these documents (when available) and other documents filed by Vitacost.com Inc. at the SEC’s website at www.sec.gov and at the Investor Relations section of our website at www.vitacost.com.  The consent revocation statement and such other documents may also be obtained for free from Vitacost.com Inc. by directing such request to Vitacost.com Inc., Attention: Kathleen Reed, 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487, Telephone: 561-982-4180.

Vitacost.com Inc. and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from its stockholders in connection with the consent revocation solicitation.  Information about Vitacost.com Inc.’s directors and executive officers is set forth in Vitacost.com Inc.’s preliminary consent revocation statement on Schedule 14A which was filed with the SEC on May 21, 2010.